EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                           DISTINCTIVE DEVICES, INC.

       (Pursuant to Section 805 of the New York Business Corporation Law)

    Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

    1. The name of the corporation is Distinctive Devices, Inc., a corporation organized and existing under the laws of the State of New York (the ?Corporation?). The Corporation was formed under the name of Leasatronic Machine Corp.

    2. The Certificate of Incorporation of the Corporation was filed by the Department of state on May 5, 1961.

    3. The Certificate of Incorporation of the Corporation, now in full force and effect, is hereby amended by the amended by the addition to Article THIRD of a provision stating the number, designation, relative rights, preferences and limitations of a Series D Preferred Stock of the par value of $1.00 each, as fixed by the Board of Directors before the issuance of such Series, under authority vested in the Board of Directors in the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law, as follows:

       (g) Series D Preferred Stock

      There is hereby created a series of preferred shares of the corporation designated 'Series D Preferred Stock? consisting of 250,000 shares (hereinafter called the 'Series D Preferred Stock'). Such number of shares constituting the Series D Preferred Stock may be increased or decreased from time to time by the Board of Directors, in accordance with the authority contained in the Certificate of Incorporation, in respect of any unissued shares of such series, provided that the aggregate number of shares constituting such series, together with all other series of preferred shares, shall in no event exceed the aggregate number of shares of Preferred Stock authorized in this Certificate of Incorporation.

      The relative rights, preferences and limitations of the Series D Preferred Stock are as set forth in the Certificate of Incorporation as heretofore amended, and, in addition, are as follows:

         (I) General. All shares of Series D Preferred Stock shall be identical with each other in all respects. All shares of Series D Preferred Stock shall be of such rank as to any other outstanding series of Preferred Stock, if any, of the Corporation as to dividends and as to distributions upon liquidation, dissolution or winding up, as shall be provided herein and in the resolutions of the Board of Directors of the Corporation creating such other series of Preferred Stock.

         (2) Conversion

            2.1 Conversion. Following the approval by the Corporation's shareholders of an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock to a number sufficient for conversion of all of outstanding shares of Series D Preferred Stock into authorized but unissued shares of Common Stock and reducing the par value of the Common Stock to $.01 per share (the "Charter Amendment?), and effective on the date that the Charter Amendment is filed with the New York Secretary of State, each outstanding share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the rate (the "Conversion Rate?) of one hundred and twenty five (125) shares of Common Stock for each one (1) share of Series D Preferred Stock, subject to an adjustment in subparagraph 2.2 below. The date of such conversion is referred to herein as the "Conversion Date?

            2.2 Adjustment. In the event of a stock split (forward or reverse), stock dividend, reorganization, recapitalization or other event affecting the Common Stock or the Series D Preferred Stock, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Rate, if necessary to reflect such event in order to preserve the foregoing Conversion Rate. In the case of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series D Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such share of Series D Preferred Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series D Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In the case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this subparagraph 2.2 Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this subparagraph shall apply to successive stock, splits, stock dividends, reorganizations, recapitalizations or other events affecting the Common Stock or the Series D Preferred Stock. Whenever the Conversion Rate and/or the securities issuable upon conversion is adjusted as herein provided, the Corporation shall give notice to the holders of the Series D Preferred Stock of such adjustment setting forth the new Conversion Rate and the number of shares of Common Stock (or other securities) issuable upon conversion and a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

            2.3 Procedure for Conversion. Immediately following the Conversion Date, the Corporation shall send notice to each holder of Series D Preferred Stock advising the holder of the conversion and requesting that the holder surrender at the principal office of the Corporation (or at such other place as the Board of Directors of the Corporation shall have designated for such purpose) the certificate or certificates for the holder?s shares of Series D Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank and bearing any necessary transfer tax stamps thereto affixed and cancelled, together with a written request stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly after receiving the documents specified in the immediately preceding sentence, the Corporation shall cause the transfer agent to deliver to such holder of Series D Preferred Stock or to the holder's nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which the holder shall be entitled as aforesaid.

            2.4 No fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of series D Preferred Stock. In lieu of fractional shares, the number of shares of Common Stock issuable upon conversion shall be rounded up or down to the nearest whole share of Common Stock.

            2.5 Effect of Conversion. All shares of Series D Preferred Stock which shall have been converted as provided in this paragraph (2) shall no longer be deemed to be outstanding as of the Conversion Date and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full shares of Common Stock, and such shares shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable by the Corporation as Series D Preferred Stock.

      (3) Voting Rights.

           3.1 Generally. Except as set forth in Subparagraph 3.2 below, (x) the holder of each issued and outstanding share of Series D Preferred stock shall have the right to cast one hundred and twenty five (125) votes (or such other votes per share equal to the Conversion Rate on the record date for voting) on every matter duly brought before the holders of Common Stock at all meetings of shareholders of the Corporation to be held prior to the Conversion Date; and (y) the holders of Series D Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation provided, however, that with respect to a shareholder vote on the Charter Amendment, each record holder of the Series D Preferred Stock shall vote all of his shares of series D Preferred Stock in the same proportion to the proportion that the holders of the Common Stock voted their shares of Common Stock in favor of, against or abstained with respect to the shares of Common Stock actually voted on the Charter Amendment.

           3.2 Separate Vote. The holders of a majority of the outstanding Series D Preferred Stock, voting as a separate class and having one vote per share, shall be required to approve:

              (a) the amendment of the terms and conditions of the Series D Preferred Stock;

              (b) the issuance of any securities with rights, preferences and privileges (the "Preferences") superior to the Preferences of the Series D Preferred Stock; or

              (c) the redemption of any Common Stock of the Corporation.

     (4) Dividends. The holder of each issued and outstanding share of Series D Preferred stock shall have the right to participate in all dividends declared with respect to the Common stock, on an as converted to Common Stock basis, as determined on the date on which any such dividends are declared.

     (5) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (a ?Liquidation?), the Series D Preferred Stock shall be senior to all other equity securities of the Corporation and shall be entitled to receive, prior and in preference to any payments to any of the holders of any other equity securities, for each share of Series D Preferred stock then held by them an amount equal to $3.75 per share (adjusted for share combinations or subdivisions, stock dividends, stock splits or other restructuring or recapitalization of the corporation). If the assests of the Corporation shall be insufficient to permit the payment to the holders of the Series D Preferred Stock their full preferential amount, then the entire assests of the corporation shall be distributed pro-rata among the holders of the Series D Preferred Stock inproportion to the preferential amount each such holder is otherwise entitled to receive. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the Corporation?s assests, nor the distribution to the shareholders of the Corporation of all or substantially all of the consideration for such sale, unless such consideration (apart from assumption of liabilities) or the net proceeds thereof consists substantially in cash, shall be deemed a Liquidation.

     (6) Redemption. The holders of the Series D Preferred Stock shall have no right to require the Corporation to redeem all or any part of their shares of Series D Preferred Stock.

   4. This amendment was authorized by the Board of Directors at a duly hold meeting of the board.

   IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 29th day of July, 2002.



                                                s/s/ Sanjay Mody
                                                ----------------
                                                Name: Sanjay Mody
                                                Title: President